Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

AGM ACQUISITION CORP.,

DEVRY/BECKER EDUCATIONAL DEVELOPMENT CORP.,

CARDINAL ACQUISITION MERGER SUB, INC.,

ALERT GLOBAL MEDIA HOLDINGS, LLC, solely in
 its capacity as the Representative,

and

DEVRY EDUCATION GROUP, INC., solely with
respect to Section 12.22

May 18, 2016

ARTICLE I	THE MERGER	1
1.01	The Merger	1
1.02	Effect on Capital Stock	2
1.03	Effect on Options	2
1.04	Exchange of Company Stock	3
1.05	Representative Amount	4
1.06	Organizational Documents	4
1.07	Directors and Officers	5
1.08	Closing Calculations	5
1.09	Final Closing Balance Sheet Calculation	5
1.10	Post-Closing Adjustment Payment	6
1.11	Escrow Account	7
1.12	Dissenting Shares	8
1.13	Withholding	8
ARTICLE II	THE CLOSING	9
2.01	The Closing	9
2.02	The Closing Transactions	9
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10
3.01	Organization and Power	10
3.02	Subsidiaries	10
3.03	Authorization; No Breach; Valid and Binding Agreement	10
3.04	Capitalization	11
3.05	Financial Statements	12
3.06	Absence of Certain Developments	13
3.07	Real Property	13
3.08	Tax Matters	14
3.09	Contracts and Commitments	16
3.10	Intellectual Property	17
3.11	Litigation	18
3.12	Governmental Consents, etc	18
3.13	Employee Benefit Plans	19

i

(Continued)

(Continued)

6.05	Efforts to Consummate	33
6.06	Contact with Customers and Suppliers	33
6.07	Parent’s Solvency	33
6.08	Employee Matters	33
6.09	Release	35
6.10	280G Matters	35
ARTICLE VII	CONDITIONS TO CLOSING	36
7.01	Conditions to the Parent’s and the Merger Sub’s Obligations	36
7.02	Conditions to the Company’s Obligations	38
ARTICLE VIII SURVIVAL		39
8.01	Survival	39
8.02	No Prejudice to the Rights of the Parent under the Transaction Insurance Policy	39
ARTICLE IX	TERMINATION	39
9.01	Termination	39
9.02	Effect of Termination	40
ARTICLE X	ADDITIONAL COVENANTS	41
10.01	Representative	41
10.02	Disclosure Schedules	43
10.03	Certain Tax Matters	44
ARTICLE XI	DEFINITIONS	44
11.01	Definitions	44
11.02	Other Definitional Provisions	52
11.03	Cross-Reference of Other Definitions	53
ARTICLE XII	MISCELLANEOUS	54
12.01	Press Releases and Communications	54
12.02	Expenses	55
12.03	Notices	55
12.04	Assignment	56
12.05	Severability	56
12.06	References	56

(Continued)

12.07	Construction	57
12.08	Amendment and Waiver	57
12.09	Complete Agreement	58
12.10	Third Party Beneficiaries	58
12.11	Waiver of Trial by Jury	58
12.12	Parent Deliveries	58
12.13	Delivery by Facsimile or Email	58
12.14	Counterparts	59
12.15	Governing Law	59
12.16	Jurisdiction	59
12.17	Remedies Cumulative	59
12.18	No Recourse	59
12.19	Specific Performance	60
12.20	Waiver of Conflicts	61
12.21	USD Equivalent	61
12.22	Parent Guaranty.	61

INDEX OF EXHIBIT

Exhibit A                                        Form of Letter of Transmittal

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 18, 2016, is made by and among AGM Acquisition Corp., a Delaware corporation (the “Company”), DeVry/Becker Educational Development Corp., a Delaware corporation (the “Parent”), Cardinal Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”), Alert Global Media Holdings, LLC, solely in its capacity as the representative for the Company’s stockholders (the “Representative”), and DeVry Education Group, Inc., a Delaware corporation, solely with respect to Section 12.22 (the “Parent Guarantor”).  The Parent, the Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Representative, shall be referred to herein from time to time as a “Party” and collectively  as the “Parties”.  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of the Company, the Parent and the Merger Sub have each (i) determined that the Merger is in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Boards of Directors of the Company and the Merger Sub have each determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01            The Merger.

(a)            Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving company (the “Surviving Company”).

(b)            At the Closing, the Company and the Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as the Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

(c)            From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided in this Agreement and under the DGCL.

1.02            Effect on Capital Stock.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)            Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the sum of:

(i)            the Per Share Closing Merger Consideration; and

(ii)            the Per Share Additional Merger Consideration.

The aggregate consideration to which holders of Common Stock become entitled pursuant to this Section 1.02(a) is referred to herein as the “Common Stock Merger Consideration”.  All shares of issued and outstanding Common Stock converted into the right to receive the Common Stock Merger Consideration pursuant to this Section 1.02(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist after the Effective Time.

(b)            Each share of Common Stock, if any, held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be automatically canceled and no payment shall be made with respect thereto (“Excluded Shares”).

(c)            Each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

1.03            Effect on Options.

(a)            Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or of any Securityholder, each Option that is outstanding (whether vested or unvested) immediately prior to the Effective Time shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire shares of Common Stock, and in consideration therefor, the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Option Consideration.  The Company shall, prior to the Effective Time, take all commercially reasonable actions as are reasonably necessary in order to effectuate the actions contemplated by this Section 1.03 and to ensure that no holder of Options shall have any rights from and after the Effective Time with respect to any Options except as expressly provided in this Section 1.03, provided that such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no force or effect if this Agreement is terminated.  Notwithstanding anything in this Agreement to the contrary, the Company shall cause each Option, if any, with an exercise price per share of Common Stock underlying each such Option greater than or equal to the Per Share Closing Merger Consideration to be canceled and extinguished without any payment or other consideration therefor.

(b)            The Closing Option Consideration payable to the holders of Options pursuant to Section 1.03(a) above shall be paid through the Company’s payroll system on the first regular payroll date of the Company on or following the Effective Time (and in any event within three (3) Business Days following the Closing Date), and Parent and the Representative shall make arrangements to cause any remaining portion of the Option Consideration payable to the holders of Options and any other amounts received by the Representative pursuant to this Agreement that is payable to the holders of Options and, at the request of the Representative, paid to the Surviving Company for payment through the Surviving Company’s payroll system on the first regular payroll date of the Surviving Company (and in any event within three (3) Business Days following such request) following each such time as any such Option Consideration or other amounts become payable to such holder pursuant to this Agreement, if any.

1.04            Exchange of Company Stock.  The Representative shall effect the exchange of cash for the shares of Company Stock that are issued and outstanding as of immediately prior to the Effective Time and entitled to payment pursuant to Section 1.02.  In connection with such exchange, by no later than ten (10) Business Days prior to the Closing Date (unless such ten Business Day period is waived or shortened by the Representative), the Representative shall provide each holder of Company Stock with a Letter of Transmittal, substantially in the form of Exhibit A attached hereto (a “Letter of Transmittal”).  Prior to the Effective Time, the Parent shall transfer to the Representative via wire transfer of immediately available funds, cash in an amount equal to the Closing Payment Amount less the Direct Payment Amount.  The Representative shall hold such funds and deliver them in accordance with the terms and conditions hereof.  Each holder of Company Stock outstanding as of immediately prior to the Effective Time shall deliver a duly executed and completed Letter of Transmittal and, after the Effective Time, the Representative shall promptly deliver or cause to be delivered to such holder a wire transfer in an amount equal to the amount of cash to which such holder is entitled under Section 1.02 to the accounts designated by such holder in such holder’s Letter of Transmittal; provided, that the Parent shall deliver or cause to be delivered such amounts on the Closing Date to any holder of Company Stock that has delivered a duly executed and completed Letter of Transmittal to the Parent at least two (2) Business Days prior to the Closing Date (the aggregate amount of such payments, the “Direct Payment Amount”).  Except for interest that may be payable pursuant to the terms of the Escrow Agreement for any Securityholder, in no event shall any holder of Company Stock who delivers a Letter of Transmittal be entitled to receive interest on any of the funds to be received in the Merger.  Any Company Stock held by a holder thereof that has delivered a Letter of Transmittal to the Company pursuant to this Section 1.04 shall not be transferable on the books of the Company without the Parent’s prior written consent.  At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any shares of Company Stock validly presented to the Surviving Company or the Parent shall be converted into the consideration payable in respect thereof pursuant to Section 1.02 without any interest thereon.  Any portion of the funds held by the Representative pursuant to this Agreement that remains undistributed to the holders of Company Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holder of Company Stock that has not previously complied with this Section 1.04 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Company for payment of its claim for the applicable portion of the Merger Consideration in respect of such Company Stock.  Notwithstanding the foregoing, none of the Parent, the Surviving Company nor their Affiliates shall be liable to any holder of Company Stock for any amount paid to any public official pursuant to applicable abandoned property, escheat, or similar laws.  Any amount remaining unclaimed by holders of Company Stock three (3) years after the date on which such funds were delivered to the Representative for payment (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

1.05            Representative Amount.  Concurrent with the Effective Time, the Parent shall deliver to the Representative (on behalf of the Securityholders) $200,000, or such higher amount as the Representative may designate in writing to the Company and the Parent at least five (5) Business Days prior to the Closing, by wire transfer of immediately available funds to the account(s) designated by the Representative, to satisfy potential future obligations of the Representative and/or the Securityholders to the Representative, including (x) expenses of the Representative incurred pursuant to Section 1.04 and (y) expenses of the Representative arising from the defense or enforcement of claims pursuant to Sections 1.09 and 10.01 (in the aggregate, the “Representative Amount”).  The Representative Amount shall be retained in whole or in part by the Representative for such time as the Representative shall determine in its sole discretion.  If the Representative shall determine in its sole discretion to return all or any portion of the Representative Amount to the Securityholders, it shall distribute to each holder of Common Stock its pro rata Stockholder Percentage thereof and to each Optionholder its pro rata share of the Optionholder Percentage thereof; provided that to the extent a Securityholder is (x) a holder of Options and (y) employed by the Surviving Company at the time of distribution, the Representative may deposit with the Surviving Company any portion of such amount payable to such holder of Options, and the Parent shall cause the Surviving Company, through the Surviving Company’s payroll system, on the first regular payroll date of the Surviving Company following such deposit (and in any event within three (3) Business Days following such deposit), to distribute to each such holder the amount specified in instructions received from the Representative and, in such circumstances, the amount deposited with the Representative shall be reduced.

1.06            Organizational Documents.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof and the DGCL.  At the Effective Time, the bylaws of the Surviving Company shall be amended and restated, until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL.

1.07            Directors and Officers.  From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, (a) the directors of the Merger Sub at the Effective Time shall be the directors of the Surviving Company and (b) the officers identified in writing by the Parent to the Representative no later than two (2) Business Days prior to the Closing Date shall be the officers of the Surviving Company, each such initial director and initial officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.

1.08            Closing Calculations.  Not less than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Parent a certificate of the Chief Executive Officer or Chief Financial Officer of the Company setting forth such officer’s good faith estimate of (a) a consolidated balance sheet of the Group Companies as of the Reference Time, (b) a calculation of the Company’s Cash (the “Estimated Cash”), Indebtedness (the “Estimated Indebtedness”), Net Working Capital (the “Estimated Net Working Capital”) and Transaction Expenses (“Estimated Transaction Expenses”), in each case as of the Reference Time, and (c) the Closing Merger Consideration, the Closing Payment Amount and the aggregate Closing Option Consideration (the “Estimated Closing Statement”).  The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement.  Not less than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Parent copies of invoices for all Transaction Expenses from Raymond James & Associates, Inc., WF&G and Intralinks, Inc.

1.09            Final Closing Balance Sheet Calculation.  As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Parent shall deliver to the Representative (a) a consolidated balance sheet of the Group Companies as of the Reference Time (the “Closing Balance Sheet”), and (b) a statement showing the Cash, Indebtedness, Net Working Capital and Transaction Expenses (the “Closing Statement”), in each case as of the Reference Time. The Closing Balance Sheet shall be prepared and Cash, Indebtedness, Net Working Capital and Transaction Expenses shall be determined in accordance with this Agreement.  The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness, Net Working Capital, Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.09 is to measure the amount of Cash, Indebtedness, changes in Net Working Capital and Transaction Expenses and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Cash, Indebtedness, Net Working Capital or Transaction Expenses.  After delivery of the Closing Statement, the Representative and its accountants and other representatives shall be permitted reasonable access at reasonable times to review the Surviving Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Closing Statement.  The Representative and its accountants and other representatives may make reasonable inquiries of the Parent, the Surviving Company and its Subsidiaries regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Parent shall use its, and shall cause the Surviving Company and its Subsidiaries to use their, commercially reasonable efforts to cause the Surviving Company’s and its Subsidiaries’ accountants and employees to cooperate with and respond to such reasonable inquiries.  If the Representative has any good faith objections to the Closing Statement, the Representative shall deliver to the Parent a statement setting forth its objections thereto (an “Objections Statement”).  If an Objections Statement is not delivered to the Parent within thirty (30) days following the date of delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties.  The Representative and the Parent shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, the Representative and the Parent shall submit such dispute to the New York City office of a nationally recognized independent accounting firm reasonably acceptable to the Parent and the Representative (the “Dispute Resolution Arbiter”).  Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute.  The Dispute Resolution Arbiter shall consider only those items and amounts that are identified in the Objections Statement as being items which the Representative and the Parent are unable to resolve.  The Dispute Resolution Arbiter’s determination shall be based solely on the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein and the provisions of this Agreement, including this Section 1.09.  The Representative and the Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable in amounts between the disputed amounts set forth in the Closing Statement and the Objections Statement.  Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by the Parent and the Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The resolution of the dispute by the Dispute Resolution Arbiter shall be final and binding on and non‑appealable by the Parties hereto.  The costs and expenses of the Dispute Resolution Arbiter shall be allocated between the Parent, on the one hand, and the Representative (on behalf of the Securityholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  For example, if the Representative claims Net Working Capital is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Representative, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding the Representative (for the benefit of the Securityholders) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (for the benefit of the Securityholders).  In resolving each of the Objections Statement, the Dispute Resolution Arbiter will be authorized only to choose either the Representative’s position or Parent’s position (as each position had been disclosed to the other in its respective Objections Statement, as amended in the manner provided below), but recognizing that the Dispute Resolution Arbiter may resolve the Objections Statements on an item-by-item basis so that it may choose the Representative’s position on some items and Parent’s position on other items.

1.10            Post-Closing Adjustment Payment.

(a)            If the Final Merger Consideration is greater than the Closing Merger Consideration, (i) the Parent shall promptly (but in any event within two (2) Business Days following the final determination of the Final Merger Consideration) pay to (A) the Representative (for distribution to the holders of Common Stock) the Stockholder Percentage of the amount of such difference by wire transfer of immediately available funds to an account designated in writing by the Representative to the Parent and (B) the Surviving Company (for distribution to the holders of the Options) the Optionholder Percentage of the amount of such difference by wire transfer of immediately available funds to an account designated in writing by the Surviving Company and (ii) the Representative and the Parent shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to (x) the Representative (for distribution to the holders of Common Stock) the Stockholder Percentage of the funds in the Escrow Account and (y) the Surviving Company (for distribution to the holders of Options) the Optionholder Percentage of the funds in the Escrow Account.

(b)            If the Final Merger Consideration is less than the Closing Merger Consideration (such difference, the “Shortfall Amount”), the Parent and the Representative (on behalf of the Securityholders) shall promptly (but in any event within two (2) Business Days following the final determination of the Final Merger Consideration) deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Parent the Shortfall Amount by wire transfer of immediately available funds to one (1) or more accounts designated by the Parent.  The Shortfall Amount shall be paid solely from the funds available in the Escrow Account, and if the Shortfall Amount exceeds the funds available in the Escrow Account, the Shortfall Amount shall be deemed to equal only the amount of funds available in the Escrow Account.  In the event that the funds available in the Escrow Account are in excess of the Shortfall Amount (such excess, the “Escrow Excess Amount”), the Representative and the Parent shall simultaneously with the delivery of the instructions described in the first sentence of this Section 1.10(b), deliver joint written instructions to the Escrow Agent to pay to (i) the Representative (for distribution to the holders of Common Stock) the Stockholder Percentage of the Escrow Excess Amount and (ii) the Surviving Company (for distribution to the holders of Options) the Optionholder Percentage of the Escrow Excess Amount.  The Securityholders and the Representative shall not have any liability for any amounts due pursuant to Section 1.09 or this Section 1.10 except to the extent of the funds available in the Escrow Account.

1.11            Escrow Account.  Concurrent with the Effective Time, the Parent shall deliver the sum of $3,301,000 (such amount, the “Escrow Amount”) in immediately available funds into a separate escrow account (the “Escrow Account”), such account to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in the Escrow Agent’s customary form as mutually agreed to in the reasonable discretion of the Company, Parent and the Escrow Agent, to be entered into on the Closing Date by the Parent, the Representative and the Escrow Agent (the “Escrow Agreement”).  The amount contained in the Escrow Account shall serve as a security for, and the sole and exclusive source of payment of, the Parent’s rights pursuant to Section 1.10.  All fees, costs and expenses of the Escrow Agent with respect to the Escrow Account shall be paid by the Parent.

1.12            Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Common Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which Common Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such share being a “Dissenting Share” and such Common Stockholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 1.02 but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the consideration referred to in Section 1.02, pursuant to the exchange procedures set forth in Section 1.04. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give the Parent (a) notice of any demand for payment of the fair value of any shares of the Company Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any stockholder’s dissenters’ rights and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the DGCL.  The Company shall not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of the Parent.

1.13            Withholding.  Notwithstanding any provision contained herein to the contrary, each of the Escrow Agent, the Surviving Company, the Representative and the Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law.  If the Escrow Agent, the Surviving Company, the Representative or the Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Escrow Agent, the Surviving Company, the Representative or the Parent, as the case may be, made such deduction and withholding. At least five (5) Business Days prior to the Closing, the Escrow Agent, the Company and the Parent shall (i) notify the Representative and Securityholders of any anticipated withholding (other than backup withholding or withholding of employment taxes), (ii) consult with the Representative and Securityholders in good faith to determine whether such deduction and withholding is required under applicable Tax Law, and (iii) cooperate with the Representative and Securityholders in good faith to minimize the amount of any applicable withholding.  The Representative agrees to use its commercially reasonable efforts to give notice prior to any payment to any Securityholder of an amount payable under this Agreement that the Representative determines will be subject to backup withholding.

ARTICLE II

THE CLOSING

2.01            The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. local time on the later of (a) July 1, 2016 and (b) the second Business Day following the full satisfaction or due waiver of all of the closing conditions set forth in Article VII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by the Parent and the Representative.  The date and time of the Closing are referred to herein as the “Closing Date.”

2.02            The Closing Transactions.  Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a)            the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b)            in accordance with Section 1.04, (x) the Parent shall deliver, or cause to be delivered, the Closing Payment Amount set forth in the Estimated Closing Statement, less the Direct Payment Amount, to the Representative, by wire transfer of immediately available funds to the account(s) designated in writing by the Representative and (y) the applicable portion of the Direct Payment Amount directly to the applicable holders of Company Common Stock;

(c)            in accordance with Section 1.03, the Parent shall deliver, or cause to be delivered, the Closing Option Consideration set forth in the Estimated Closing Statement to the Company, for the benefit of the holders of Options by wire transfer of immediately available funds to the account designated in writing by the Company;

(d)            in accordance with Section 1.05, the Parent shall deliver, or cause to be delivered, to the Representative the Representative Amount, by wire transfer of immediately available funds to the account(s) designated in writing by the Representative;

(e)            the Parent shall deliver, or cause to be delivered, the Escrow Amount into the Escrow Account in accordance with Section 1.11;

(f)            the Parent and the Company shall make such other deliveries as are required by Article VII hereof; and

(g)            the Parent shall pay, or cause to be paid, on behalf of the Company, the Transaction Expenses by wire transfer of immediately available funds as directed by the Representative.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent as follows, except as set forth in the Disclosure Schedules:

3.01            Organization and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its businesses as it has been and is now conducted, except where the failure to hold such authorizations, licenses and permits would not be material to the Company.  The Company is licensed and qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which its ownership, lease or operation of its properties and assets or the conduct of its business as it has been and as now conducted requires it to qualify, except where the failure to be so qualified would not be material to the Company.

3.02            Subsidiaries.  Schedule 3.02 accurately sets forth each Subsidiary of the Company, its name and place of incorporation, organization or formation.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its businesses as it has been and is now conducted, except where the failure to hold such authorizations, licenses and permits would not be material to the Group Companies, taken as a whole.  Each of the Subsidiaries of the Company is licensed and qualified to do business and is in good standing as a foreign legal entity in every jurisdiction in which its ownership, lease or operation of its properties and assets or the conduct of its businesses as it has been and as now conducted requires it to qualify, except where the failure to be so qualified would not be material to the Group Companies, taken as a whole.  Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person and does not own or hold any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person.

3.03            Authorization; No Breach; Valid and Binding Agreement.

(a)            All corporate action on the part of the Company, its officers, directors and, prior to the Effective Time, stockholders, necessary for the authorization, execution, delivery and performance by the Company of this Agreement and any other agreement, certificate or instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and, subject to obtaining the Stockholder Approval, no other corporate action on the part of the Company, its officers, directors and stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and any other agreement, certificate or instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by the Company and any other agreement, certificate or instrument contemplated by this Agreement shall have been duly and validly executed and delivered by the Company on or prior to the Closing Date.

(b)            Except for (x) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (y) compliance with and filings under the HSR Act and any other Antitrust Law, no consent, authorization or approval of, filing or registration with, any Governmental Entity is necessary in connection with the execution, delivery and performance by the Company of this Agreement and any other agreement, certificate or instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  The execution, delivery, performance and compliance by the Company with the terms and conditions of this Agreement and any other agreement, certificate or instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of any Group Company, (ii) violate, conflict with, result in a breach of, or constitute a violation or default under any Contract, or the acceleration or creation of any performance obligation required by, or the termination or modification of any rights or privileges of any Group Company or result in the creation of any Lien upon, any of the assets or properties of any Group Company, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract or (iii) violate any Law to which any of the Group Companies or their business is subject, except where the failure of any of the representations and warranties contained in clauses (ii) or (iii) above to be true would not be material to the Group Companies, taken as a whole.

(c)            Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, and each other agreement, certificate or instrument contemplated by this Agreement when executed and delivered (assuming such agreement, certificate or instrument is a valid and binding obligation of the other parties thereto, if any) shall constitute a legal, valid and binding obligation of the Company, in each case enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.04            Capitalization.

(a)            All of the authorized capital stock of the Company consists of 105,000 shares of common stock, par value $0.01 per share (“Common Stock”).  Subject to the possible changes in capitalization described on Schedule 3.04(a): (i) all of the issued and outstanding shares of capital stock of the Company consists of 92,293 shares of Common Stock; and (ii) 13,060 shares of Common Stock are subject to issuance pursuant to Options.  No shares of Common Stock are held as treasury stock or are owned by the Company or any of its Subsidiaries.  Schedule 3.04(a) sets forth, subject to the possible changes in capitalization described thereof, a true and correct list of (i) the name of each Common Stockholder and the number of shares of issued and outstanding Common Stock held by each Common Stockholder and (ii) with respect to each Option, the number of shares of Common Stock initially subject to such award, the name of the holder, the grant date, the exercise price per share of Common Stock, the outstanding number of shares of Common Stock into which such Option is exercisable, the vesting schedule and the expiration date of such award.  All the outstanding shares of Common Stock have been authorized for issuance, are duly and validly issued and are fully paid and non-assessable, and are issued in all material respects in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended, and any relevant Laws or pursuant to valid exemptions therefrom.  All the outstanding shares of Common Stock issued upon exercise of an Option are duly and validly issued and granted in accordance with the terms of the Company Equity Plan and the Organizational Documents.  Except for the exercise or conversion rights that attach to the Options, (x) there are no shares of capital stock or other equity interests of any Group Company issuable upon conversion or exchange of any issued and outstanding security of any Group Company nor are there any outstanding Contracts to which any Group Company is party to or bound by that (A) restrict the purchase, sale or transfer of, (B) affect the voting rights of, (C) require the sale, issuance, repurchase, redemption or disposition of, or contain any right of first refusal with respect to, (D) require the registration for sale of or (E) grant any preemptive or antidilutive right with respect to, any shares of capital stock or other equity interests of any Group Company and (y) no Group Company is party to or bound by, and there is no, stockholder agreement, control agreement, voting trust agreement or other Contract, plan or understanding relating to the purchase, repurchase, sale, acquisition, disposition, holding, voting, dividend, ownership or transfer rights or restrictions of any shares of capital stock or other equity interests of any Group Company.

(b)            Schedule 3.04(b) sets forth a true and correct list of (i) the name of each Subsidiary of the Company, (ii) the authorized capital stock or other equity interests of each Subsidiary of the Company, (iii) the issued and outstanding capital stock or other equity interests of each Subsidiary of the Company, (iv) each record holder of the issued and outstanding capital stock or other equity interests of each Subsidiary of the Company and (v) the number of shares of capital stock or other equity interests held by each such record holder.  All the outstanding shares of capital stock of each Subsidiary of the Company have been authorized for issuance, are duly and validly issued and are fully paid and non-assessable, and are issued in all respects in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended, and any relevant Laws or pursuant to valid exemptions therefrom.

(c)            Except as set forth on Schedule 3.04(a) and Schedule 3.04(b), since January 1, 2007 no Group Company has owned or controlled, directly or indirectly, any equity interest in any Person.

3.05            Financial Statements.  The Company’s unaudited consolidated balance sheet as of March 31, 2016 (the “Latest Balance Sheet”) and the related statement of income for the twelve (12) month period then ended, the Company’s unaudited consolidated balance sheet as of April 30, 2016 and the Company’s consolidated audited balance sheets and statements of operations, stockholders’ equity and cash flows for the fiscal year ended March 31, 2015 (collectively, the “Financial Statements”) are true and complete in all material respects for the periods therein indicated and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly and accurately in all material respects the consolidated financial condition and results of operations of the Group Companies as of the times and for the periods referred to therein, and have been prepared in accordance with the books and records of the Group Companies (which, in turn, are true and complete in all material respects), subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.  The Company has delivered true and complete copies of the Financial Statements to the Parent.  Each transaction of each Group Company is properly and accurately recorded on the books and records of such Group Company in accordance with GAAP, consistently applied throughout the periods indicated in the Financial Statements.  All provisions, including provisions for Liabilities, capital commitments and bad debts are duly reflected in the Financial Statements in accordance with GAAP, consistently applied throughout the periods indicated.  The Group Companies maintain a system of internal accounting controls adequate to ensure that (a) no Group Company maintains off-the-books accounts, (b) each Group Company’s assets are used only in accordance with its management’s general or specific authorization, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and maintain accountability for assets.  Except as set forth on Schedule 3.05, no Group Company has any material Indebtedness or material Liabilities other than (x) those set forth or reserved against in the Financial Statements, (y) those incurred in the ordinary course of business and consistent with past practices since March 31, 2016 and (z) those arising under Contracts to which any of the Group Companies is a party or the Company Employee Benefit Plans (other than as a result of a breach by a Group Company of any such Contract).

3.06            Absence of Certain Developments.  During the period from the date of the Latest Balance Sheet to the date of this Agreement (a) each Group Company has conducted its business and the businesses of its Subsidiaries in the ordinary course of business and consistent with past practices (except in connection with the transactions contemplated by this Agreement), (b) nothing described in Sections 5.01(a) through (p) has occurred (for the avoidance of doubt, without regard to the time period specified in Section 5.01) and (c) none of the Group Companies has suffered a Material Adverse Effect.

3.07            Real Property.  No Group Company owns or has ever owned any real property.  Schedule 3.07 contains a true and complete list of all leases, licenses, subleases and occupancy agreements, together with any amendments thereto (the “Real Property Leases”), with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Group Companies (the “Leased Real Property”); it being understood that real property being used or occupied by the Group Companies for sales office purposes shall constitute Leased Real Property and any leases, licenses, subleases and occupancy agreements with respect to any such sales offices shall constitute Real Property Leases.  The Real Property Leases are in full force and effect, and a Group Company holds a valid and existing leasehold interest under each such Real Property Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws, and subject to Permitted Liens.  The Company has delivered or made available to the Parent complete and accurate copies of each of the Real Property Leases, and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Parent.  No Group Company is in default in any material respect under any of the Real Property Leases.  The tangible assets owned and leased by each Group Company constitute all the material tangible assets used in connection with the business of the Group Companies and each Group Company has good and marketable title to or a valid leasehold interest in all such assets.  Such assets constitute all the assets necessary for such Group Company to continue to conduct the business of the Group Companies following the Closing in all material respects as it is being conducted as of the date hereof.

3.08            Tax Matters.

(a)            Each of the Group Companies has timely filed (or has had filed) all income and other material Tax Returns that it was required to file (or to have filed), taking into account any extensions of time to file and such Tax Returns are true, complete and correct.  All Taxes of each Group Company (whether or not shown as owing by any Group Company on such Tax Returns) have been fully paid or properly accrued in accordance with GAAP. The Latest Balance Sheet contains full provision for Taxes of each Group Company.  Since March 31, 2016, no Group Company has incurred any Liabilities for Taxes outside the ordinary course of business.

(b)            No Group Company is, as of the date hereof, the subject of a Tax audit or examination with respect to Taxes and no deficiency for any Taxes has been proposed in writing against any Group Company.

(c)            There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any Group Company for any taxable period.

(d)            There are no Liens with respect to Taxes upon any of the assets or properties of any Group Company.

(e)            No Group Company is a party to or bound by, or has any obligation under, any Tax allocation, Tax indemnification or Tax sharing agreement nor does any Group Company have any liability for Taxes of any Person (other than any of the Group Companies) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, by contract, or otherwise (in each case other than pursuant to any agreement the primary purpose of which does not relate to Taxes).

(f)            No Group Company has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(g)            Each of the Group Companies has complied with all applicable Laws relating to the payment and withholding of Taxes and all Taxes which each Group Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.

(h)            No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year or period that begins after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax law); or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.  No Group Company is a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a material deduction or loss in a taxable period ending on or before Closing, and a corresponding recognition of a material amount of taxable income or gain in a taxable period ending after Closing, or any other arrangement that would have the effect of or give rise to the recognition of a material amount of taxable income or gain in a taxable period ending after Closing without the receipt of or entitlement to a corresponding amount of cash.

(i)            No claim has been made by any Tax authority in a jurisdiction where any Group Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.  Schedule 3.08(i) of the Disclosure Schedules lists each jurisdiction in which each Non-U.S. Entity has a place of business or taxable presence.

(j)            No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)            Schedule 3.08(k) of the Disclosure Schedules sets forth (i) the date of formation of each Group Company and (ii) the classification for U.S. federal income Tax purposes of each such Group Company as a corporation, S corporation, partnership or disregarded entity, including, in the case of any Group Company that has had more than one classification since its formation, each such classification, along with the date on which each such Group Company’s classification changed.

(l)            No Group Company has requested or received a ruling from any Tax authority or signed a closing agreement with any Tax authority which would affect any taxable period after the Closing.

(m)            No Non-U.S. Entity has earned amounts that would result in the inclusion of any material amount of income under Section 951 of the Code by the Company or its Affiliates for the taxable period that includes the Closing Date.  No Non-U.S. Entity has an investment in “United States property” within the meaning of Section 956 of the Code.

3.09            Contracts and Commitments.

(a)            Except as set forth on Schedule 3.09(a) and except for agreements entered into by any Group Company after the date hereof in accordance with Section 5.01, no Group Company is party to any:

(i)            agreement or indenture relating to any indebtedness of any Group Company, the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of the Group Companies;

(ii)            guaranty of any obligation for any indebtedness or borrowed money;

(iii)            lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000 (excluding the Real Property Leases);

(iv)            Contract or group of related Contracts with the same party for the purchase of products or services that provides for annual payments by any of the Group Companies (taken as a whole) in excess of $100,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet;

(v)            Contract or group of related Contracts with the same party for the sale of products or services that provides for annual revenues to any of the Group Companies (taken as a whole) in excess of $100,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet;

(vi)            license or royalty agreement relating to the use of any material third party intellectual property (other than commercially available software, open source software or branding or sponsorship agreements entered into in the ordinary course of business);

(vii)            Contract relating to any partnership, joint venture, collaboration or other arrangement with another Person providing for any sharing of profits or losses with another Person;

(viii)            Contract for the sale of any material assets of any Group Company;

(ix)            Contract relating to the acquisition or disposition by any Group Company of any operating business or the assets or equity interests of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(x)            Contract with any Governmental Entity (other than ordinary course Contracts with customers of the Company);

(xi)            Contract including indemnification by any Group Company of any Person (other than in the ordinary course of business); or

(xii)            Contract, including a covenant not to compete, solicit or hire that restricts the activities of any Group Company or a grant of exclusive rights to another Person, including restrictions on activities in any geographic area.

(b)            The Parent either has been supplied with, or has been given access to (in an online data room), a true, correct and complete copy of all written Contracts to be listed on Schedule 3.09(a) or otherwise described in Section 3.09(a) (including all modifications, amendments and supplements thereto and waivers thereunder) (collectively, the “Material Contracts”).  Each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid and binding on each Group Company that is a party thereto, as applicable, in accordance with its terms and is in full force and effect.

(c)            (i) No Group Company has, in each case, in any material respect, violated or breached, or committed any default under, or is alleged to be in violation, breach or default under, or has provided or received any notice of any intention to terminate, any Material Contract; (ii) to the knowledge of the Company, no other Person has, in each case, in any material respect, violated or breached, or committed any material default under, or has provided or received any notice of any intention to terminate, any Material Contract; and (iii) no event or circumstance has occurred that, with notice or lapse of time or both, would result in a material violation, breach, default, termination, acceleration or other change of any material right or obligation or the loss of any material benefit, of any of the provisions of any Material Contract.

3.10            Intellectual Property.

(a)            All patents, registrations and applications pertaining to Intellectual Property owned by any Group Company as of the date hereof are set forth on Schedule 3.10.  The Company and/or its Subsidiaries, as the case may be, own or have the right to use all Intellectual Property necessary to conduct the business of each Group Company.  During the five (5) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of infringement or misappropriation from any third party with respect to any third party intellectual property.  No Group Company is currently infringing on the intellectual property of any other Person.  The Company takes commercially reasonable steps to maintain the confidentiality of its trade secrets.

(b)            This Section 3.10 constitutes the sole and exclusive representations and warranties of the Group Companies with respect to any intellectual property matters, including without limitation with respect to patents, registered trademarks, registered service marks, registered copyrights and applications for any of the foregoing, and no other representation or warranty contained in any other section of this Agreement shall apply to any such intellectual property matters and no other representation or warranty, express or implied, is being made with respect thereto.

(c)            With respect to data collection, use, privacy, protection and security, the Group Companies have materially complied with all applicable Laws, as well as any obligations under agreements with third parties, respectively.  None of the Group Companies has experienced any incident in the past twenty-four (24) months in which personally identifiable information or other protected information relating to individuals was stolen or improperly accessed, including any breach of security or any notices or complaints from any person regarding any such information.

(d)            All systems owned or used by any of the Group Companies (i) are, to the knowledge of the Company, materially free from any defect, bug, virus or programming, design or documentation error or corruptant or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such, (ii) are fully functional and operate and run in a reasonable and efficient business manner and (iii) are sufficient for the needs of the business of the Group Companies, and there have been no substantial failures, breakdowns, outages, or unavailability of any of the foregoing in the two (2) years prior to the Closing Date.  The Group Companies have taken commercially reasonable steps to safeguard the internal and external integrity and security of any software and systems owned or used by any of the Group Companies and the data that such software and systems contain (including the data of customers), including by implementing procedures aimed at preventing unauthorized access and the introduction of viruses.

3.11            Litigation.  There is no, and since January 1, 2014 there has been no, legal action, suit, arbitration, claim, litigation, audit, investigation or proceeding (whether federal, state, local or foreign) (“Action”) with claimed or alleged losses equal to or greater than $250,000 (a) pending, at Law or in equity, or before or by any Governmental Entity or (b) to the knowledge of the Company, threatened, at Law or in equity, or before or by any Governmental Entity, in each case against any Group Company or their respective properties, assets or business.  No Group Company is subject, and since January 1, 2014 no Group Company has been subject, to any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity (“Order”) with losses equal to or greater than $250,000.

3.12            Governmental Consents, etc.  Except for (i) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other Antitrust Law and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  Except with respect to the expiration or termination of the waiting period under the HSR Act and any other Antitrust Law, no consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or the consummation by the Company of any transaction contemplated hereby.

3.13            Employee Benefit Plans.

(a)            Schedule 3.13(a) sets forth, as of the date hereof, each Company Employee Benefit Plan.  With respect to each Company Employee Benefit Plan, the Company has provided or made available to the Parent or its representatives prior to the date hereof true and complete copies, as applicable, of: (i) the plan and trust documents and the most recent summary plan description, and an accurate written description of any Company Employee Benefit Plan not in written form, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements and (iv) the most recent favorable determination letter from the Internal Revenue Service with respect to each Company Employee Benefit Plan intended to qualify under Section 401(a) of the Code.  Adequate accruals as required by GAAP for all obligations under the Company Employee Benefit Plans are reflected in the financial statements of the Group Companies.

(b)            None of the Group Companies or any of their ERISA Affiliates contributes to, has within the last six (6) years contributed to, or has any material liability or material contingent liability with respect to a Multiemployer Plan or a plan that is subject to Title IV of ERISA.

(c)            No Company Employee Benefit Plan provides, or has any liability or contingent liability for providing, health or other welfare benefits to former employees, officers or directors of the Group Companies other than health continuation coverage pursuant to COBRA.

(d)            Except as set forth on Schedule 3.13(d), each Company Employee Benefit Plan has been maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws, and to the knowledge of the Company, no event has occurred which will or could reasonably be expected to cause any such Company Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Entity questioning or challenging such compliance.  Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Employee Benefit Plan on which the Company can rely and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to affect the qualified status of any such Company Employee Benefit Plan.

(e)            Except as could not reasonably be expected to result in any material Liability to any of the Group Companies, each Company Employee Benefit Plan that provides for a “deferral of compensation” within the meaning of Section 409A of the Code or applicable guidance thereunder conforms in all material respects to the requirements of Section 409A of the Code and has been operated in compliance in all material respects with Section 409A of the Code at all relevant times.

(f)            None of the Group Companies or any of their ERISA Affiliates has engaged in any transaction, action or omission with respect to any Company Employee Benefit Plan that would be reasonably likely to subject the Group Companies to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.  None of the assets of any Company Employee Benefit Plan are invested in employer securities or employer real property.  There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Company Employee Benefit Plan and none of the Company or any of its ERISA Affiliates has engaged in any prohibited transaction, that in each case could reasonably be expected to result in any material Tax or penalty on the Company.

(g)            Except as may be set forth in the terms of the Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would (either alone or in conjunction with any other event) reasonably be expected to cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer or director of the Group Companies.  Except as set forth on Schedule 3.13(g), none of the payments contemplated by the Company Employee Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

(h)            All Company Employee Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)            There have been no acts or omissions that would impair the ability of the Company and its subsidiaries (or any successor thereto) to unilaterally amend or terminate any Company Employee Benefit Plan to the extent otherwise permitted under the terms of such Company Employee Benefit Plan or by applicable Law.

(j)            This Section 3.13 constitutes the sole and exclusive representations and warranties of the Group Companies with respect to any employee benefit matters, including, without limitation, with respect to Company Employee Benefit Plans, and no other representation or warranty contained in any other section of this Agreement shall apply to any such employee benefit matters and no other representation or warranty, express or implied, is being made with respect thereto.

3.14            Insurance.  Schedule 3.14 lists each insurance policy maintained by the Group Companies.  All of the insurance policies of the Group Companies are in full force and effect, and no Group Company is in material default with respect to its obligations under any of such insurance policies.

3.15            Compliance with Laws.

(a)            Since January 1, 2014, each of the Group Companies has been and currently is in material compliance with all applicable Laws of applicable Governmental Entities.  All material approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the business of the Group Companies are in the possession of the Group Companies, are in full force and effect and are being complied with in all material respects.  There is no investigation, proceeding or disciplinary action (including fines) currently pending, or to the knowledge of the Company, threatened against any Group Company by a Governmental Entity.

(b)            None of the Group Companies nor, to the knowledge of the Company, any manager, director, officer, agent, representative, or employee of any Group Company, acting in connection with its business, has (i) offered, promised, authorized, made, paid or received, or will in the future offer, authorize, make, pay or receive, directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person; nor have any of them, directly or indirectly, committed any violation of any applicable anti-corruption Law, including any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar laws; (ii) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (iii) made any contributions, payments, gifts or any other inducements constituting criminal bribery; or (iv) accepted or received any illegal contributions, payments or gifts.  The internal accounting controls of the Group Companies are adequate to detect any of the foregoing.  The books and records of the Group Companies accurately and fairly reflect the nature of the transactions and disposition of the assets of the Group Companies.

(c)            None of the Group Companies nor, to the knowledge of the Company, any manager, director, officer, agent, representative, or employee of any Group Company is being, or has been, investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any potential violation of the FCPA or any other applicable anti-corruption law or regulation.

(d)            None of the Group Companies nor, to the knowledge of the Company, any manager, director, officer, agent, representative, or employee of any Group Company is, or has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving any of the Group Companies or in any way relating to a violation or potential violation of the FCPA or any other any applicable anti-corruption law or regulation.

3.16            Environmental Compliance and Conditions.

(a)            The Group Companies have obtained and possess all Permits required under federal, state and local Laws and regulations concerning occupational health and safety, pollution or protection of the environment, including all such Laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”), except where the failure to possess such Permits would not reasonably be expected to result in any Group Company incurring material Liabilities.

(b)            The Group Companies are in compliance with all terms and conditions of such Permits and are also in compliance with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to comply would not reasonably be expected to result in any Group Company incurring material Liabilities.

(c)            No Group Company has received, within the two (2) year period prior to the date hereof, any written notice of violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities and arising under Environmental and Safety Requirements.

(d)            This Section 3.16 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matters, including any arising under Environmental and Safety Requirements, and no other representation or warranty contained in any other section of this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

3.17            Affiliated Transactions.  No officer, member of the board of directors or Affiliate of any Group Company or any individual in such officer’s or director’s immediate family is a party to any Contract or transaction with any Group Company.

3.18            Employees.

(a)            Schedule 3.18(a) contains a list of each employee of the Group Companies as of the date hereof and for each such employee identifies the employing entity, job title, primary work location, status as exempt or non-exempt under the Fair Labor Standards Act, original hire date, current base compensation, current target incentive compensation and leave status (including active or on leave and anticipated duration of any leave).

(b)            Schedule 3.18(b) contains a list of each independent contractor or consultant of the Group Companies as of the date hereof.

(c)            Each Group Company is in compliance in all material respects with all applicable Laws relating to employment, labor, immigration, safety and health, and wage and hour matters, including but not limited to the classification of employees.  No Group Company is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any employees of a Group Company, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any union organizing activities involving the employees of any Group Company to authorize representation by any labor organization.  There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes, pending or, to the knowledge of the Company, threatened against or involving any employees of the Group Companies or the Group Companies.

(d)            The Group Companies (i) have withheld and reported all amounts required by law or by contract to be withheld and reported with respect to wages, salaries and other payments to employees and former employees, consultants and independent contractors, (ii) are not liable for any arrearage of wages or any Taxes or any interest, fine or penalty for failure to comply with any of the foregoing and (iii) are not liable for any payment to any trust or other fund governed by or maintained on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees or former employees. All persons classified as independent contractors are appropriately so classified for all purposes.

(e)            This Section 3.18 constitutes the sole and exclusive representations and warranties of the Group Companies with respect to any employment practice and labor matters, and no other representation or warranty contained in any other section of this Agreement shall apply to any such labor matters and no other representation or warranty, express or implied, is being made with respect thereto.

3.19            Brokerage.  Except for fees and expenses of Persons listed on Schedule 3.19, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company for which the Parent, the Surviving Company or any of their Affiliates would be liable following the Closing.

3.20            Vote Required.  The Stockholder Approval is the only vote of any class or series of the Company Stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

3.21            No Other Representations or Warranties.  NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE III, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT, THE MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OFTHE PARENT
AND THE MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company that:

4.01            Organization and Power.  The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.  The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.  There is no pending, or to the knowledge of the Parent, threatened, action for the dissolution, liquidation or insolvency of either the Parent or the Merger Sub.

4.02            Authorization.  The execution, delivery and performance of this Agreement by the Parent and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of the Parent and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03            No Violation.  Subject to (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) compliance with and filings under the HSR Act and any other applicable Antitrust Law, neither the Parent nor the Merger Sub is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Order, which would be breached or violated in any material respect by the Parent’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

4.04            Governmental Consents, etc.  Except for (i) the applicable requirements of the HSR Act and any other Antitrust Law and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither the Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05            Litigation.  As of the date hereof, there is no Action pending or, to the Parent’s knowledge, threatened against the Parent or the Merger Sub at Law or in equity, or before or by any Governmental Entity, which would have a Parent Material Adverse Effect.  The Parent and/or the Merger Sub are not subject to any outstanding Order that would have a Parent Material Adverse Effect.

4.06            Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Parent or the Merger Sub.

4.07            Financing.

(a)            The Parent has, and will have available to it at the Closing, the financial capability necessary and sufficient to consummate the transactions contemplated by this Agreement and to satisfy the Parent’s other monetary and other obligations contemplated by this Agreement, the Escrow Agreement.

(b)            It is acknowledged and agreed by the Parent that the obligations of the Parent under this Agreement are not subject to any conditions regarding the Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.08            Purpose.  The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  The Merger Sub is a wholly owned Subsidiary of the Parent.

4.09            Parent Entity.  As of the date hereof, and at all times prior to the Effective Time, the Parent Guarantor is and shall be the “ultimate parent entity” (as determined in accordance with the HSR Act and the rules promulgated thereunder) of Parent and Merger Sub.

4.10            Acknowledgment.  Each of Parent and Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Group Companies.  In entering into this Agreement, Parent and Merger Sub have relied solely upon their own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, and each of Parent and Merger Sub acknowledges that, other than as set forth in this Agreement, none of the Group Companies, or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to each of Parent and Merger Sub and their respective agents or representatives prior to the execution of this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

5.01            Conduct of the Business.  From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) as set forth on Schedule 5.01 of the Disclosure Schedules, (ii) if the Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as otherwise contemplated by this Agreement, (1) the Company shall use its commercially reasonable efforts to conduct its business and the businesses of its Subsidiaries in the ordinary course of business and consistent with past practices; provided, that, notwithstanding the foregoing or clause (2) of this Section 5.01, the Company may use available cash to repay any Indebtedness or to make cash dividends on or prior to the Closing; and (2) the Company shall not, and shall not permit any of its Subsidiaries to:

(a)            except for issuances as may result from the exercise of Options, or for issuances of replacement certificates for shares of Company Stock and except for issuance of new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof, issue, sell or deliver any of its or any of its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities;

(b)            effect any recapitalization, reclassification, equity split or like change in its capitalization;

(c)            amend its Organizational Documents or any of its Subsidiaries’ organizational documents;

(d)            make any redemption or purchase of its or any of its Subsidiaries’ equity interests (other than with respect to the repurchase of Company Stock (including in connection with the exercise or satisfaction of tax withholding in connection with any Options) from former employees of a Group Company pursuant to existing agreements or any Company Employee Benefit Plan);

(e)            sell, assign or transfer any portion of its tangible assets, except in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value;

(f)            sell, assign, transfer or exclusively license any patents, trademarks, trade names or copyrights, except in the ordinary course of business;

(g)            amend (except in the ordinary course of business) or terminate any Material Contract;

(h)            make any capital investment in, or any loan to, any other Person, except pursuant to any existing agreement or budget;

(i)            make any capital expenditures or commitments therefor, except for such capital expenditures or commitments therefor that are reflected in the Company’s current budget;

(j)            except as set forth on Schedule 5.01(j), enter into any other material transaction with any of its managers, officers and employees outside the ordinary course of business;

(k)            except in the ordinary course of business or as required under the terms of any Company Employee Benefit Plan, or applicable Law: (1) grant any incentive awards or make any material increase in the salaries, bonuses or other compensation and benefits under any Company Employee Benefit Plan payable by a Group Company to any of its employees, officers, directors or other service providers; (2) terminate or materially amend any Company Employee Benefit Plan; or (3) adopt or enter into any plan, policy or arrangement for the current or future benefit of any employee, officer, director or other service provider of any Group Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof;

(l)            (i) hire any employee whose annualized salary is greater than $100,000 other than replacement employees on terms no more favorable, in the aggregate, that those provided to the replaced employee or (ii) terminate any employee, other than for cause;

(m)            settle any Action if the amount payable by any Group Company in connection therewith would exceed $100,000;

(n)            cancel any third party indebtedness owed to any Group Company;

(o)            make or change any material election in respect of Taxes or material accounting policies of any Group Company, file an amended Tax Return with respect to any Group Company, or extend the applicable statute of limitations with respect to any Taxes of any Group Company, in each case unless required by Law or GAAP; or

(p)            agree or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing and the Group Companies’ failure to take any action prohibited by this Section 5.01 shall not be a breach of this Section 5.01 or any other provisions of this Agreement.

5.02            Access to Books and Records.  Subject to Section 6.06, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall provide the Parent and its authorized representatives reasonably acceptable to the Company (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, personnel, and all financial books and records of the Group Companies in order for the Parent to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that (a) in exercising access rights under this Section 5.02, the Parent and the Parent’s Representatives shall not be permitted to interfere unreasonably with the conduct of the business of any Group Company and (b) the Company may reasonably elect to limit, or cause any Group Company to limit, disclosure of any information to certain Persons designated as a “clean team” by the Parent (which Persons must be reasonably acceptable to the Company).  Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third party confidentiality obligations to which any Group Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 shall qualify or limit any representation or warranty set forth herein or the conditions to Closing set forth in Section 7.01(a).  The Parent shall indemnify and hold harmless the Group Companies from and against any losses that may be incurred by any of them arising out of or related to the Parent’s use, storage or handling of any personally identifiable information relating to employees, patients, providers or customers of any Group Company.  The Parent acknowledges that the Parent Guarantor is and remains bound by the Confidentiality Agreement between the Parent Guarantor and the Company dated February 3, 2016 (the “Confidentiality Agreement”).

5.03            Efforts to Consummate.

(a)            Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 7.02); provided, that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on a Group Company in the event the Closing does not occur.  The parties acknowledge and agree that nothing contained in this Section 5.03 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s obligations under this Agreement.

(b)            Subject to the terms and conditions herein, the Company shall use commercially reasonable efforts to provide cooperation (at the Parent’s expense) reasonably requested by Parent in connection with the preparation of financial statements related to the Group Companies that are required for the Parent Guarantor’s compliance with Regulation S-X promulgated by the Securities and Exchange Commission (provided that such requested cooperation does not unreasonably interfere with the conduct of the business of any Group Company. Parent shall reimburse the Group Companies for any and all out-of-pocket fees and expenses incurred in providing assistance pursuant to this Section 5.03(b). In no event shall compliance with this Section 5.03(b) or the requirement to deliver any such financial statements be a condition to the consummation of the transactions contemplated by this Agreement or taken into consideration in the determination of the satisfaction of the conditions set forth in Section 7.01(b).

5.04            Exclusive Dealing.  Except in connection with any issuance of shares of Common Stock pursuant to an Option or any issuance permitted under Section 5.05, during the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, neither the Company nor the Representative shall take any action to initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person (other than the Parent and the Parent’s Representatives) concerning any purchase of any Company Stock or any merger, sale of any of the assets of the Group Companies or similar transactions involving the Group Companies (other than assets sold in the ordinary course of business) (each such transaction, an “Acquisition Transaction”); provided that this Section 5.04 shall not apply to the Company or the Representative in connection with communications solely with Securityholders related to the transactions contemplated by this Agreement.  The Company shall, and shall cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Parent and its authorized Representatives) conducted heretofore with respect to any Acquisition Transaction.

5.05            Written Consent.  Immediately following the execution and delivery of this Agreement, the Company shall deliver to the Parent the Written Consent.

ARTICLE VI

COVENANTS OF THE PARENT

6.01            Access to Books and Records.  From and after the Closing until the seven (7) year anniversary of the Closing Date, the Parent shall, and shall cause the Surviving Company to, provide the Representative and its authorized representatives with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter.  Unless otherwise consented to in writing by the Representative, the Parent shall not, and shall not permit the Surviving Company or its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative such books and records or any portion thereof which the Parent or the Company may intend to destroy, alter or dispose of.

6.02            Notification.  From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date of this Agreement the Parent has knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not to be satisfied, the Parent shall disclose to the Company such breach.

6.03            Indemnification of Officers and Directors of the Company.

(a)            From and after the Closing, the Parent shall, and shall cause the Surviving Company and each of their respective Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of a Group Company (each, a “D&O Indemnified Party”), against all losses, claims, damages, costs, expenses, Liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, Action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or employee of a Group Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Group Companies pursuant to their respective organizational documents and indemnification agreements of the Company, if any, in existence on the date hereof with any D&O Indemnified Party.

(b)            For a period of six (6) years after the Closing and at all times subject to applicable Law, (i) the Parent shall not (and shall not cause or permit any Group Company or any of the Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the organizational documents of the Group Companies and (ii) the Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or on behalf of the Company as of the date hereof (the “Current Policies”) (provided, that the Parent may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or prior to the Closing.  Notwithstanding the foregoing, prior to the Closing and in satisfaction of the Parent’s foregoing obligations under this Section 6.03, the Parent shall be permitted to purchase (at the Parent’s expense) a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy, effective as of the Closing, providing, for a period of six (6) years after the Closing, the coverage and amounts, and terms and conditions, contemplated by the foregoing sentence of this Section 6.03(b).  From and after the Closing, the Parent shall (and/or shall cause the Group Companies or its other subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 6.03(b), and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.

(c)            The Parent agrees to cause the Surviving Company or any of its Subsidiaries to pay all documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.03.

(d)            If the Surviving Company or any of its successors or assigns proposes to (i) consolidate with or merge into any other Person and the Surviving Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Surviving Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.03.

(e)            With respect to any indemnification obligations of the Company pursuant to this Section 6.03, Parent hereby acknowledges and agrees (i) that the Company shall be the indemnitor of first resort with respect to all indemnification obligations of the Company, pursuant to this Section 6.03 (i.e., its obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary) and (ii) that it irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(f)            The provisions of this Section 6.03 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her successors, heirs and representatives and shall be binding on all successors and assigns of the Surviving Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.04            Regulatory Filings.  The Parent shall, promptly (and in any event within ten (10) Business Days) after the date hereof, make or cause to be made all filings and submissions under the HSR Act and in connection with the Brazil Competition Law Approval (which filings and submissions shall seek early termination, if available).  In connection with the consummation of the transactions contemplated herein, the Parent shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities.  Notwithstanding anything herein to the contrary, the Parent shall cooperate in good faith with any Governmental Entities and undertake promptly any and all action required to complete the transactions contemplated by this Agreement expeditiously and lawfully, including, but not limited to, (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company, its Subsidiaries, the Parent or its Affiliates (including, for the avoidance of doubt, the Parent Guarantor and its subsidiaries); (ii) terminating existing relationships, contractual rights or obligations of the Company, its Subsidiaries, the Parent or its Affiliates (including, for the avoidance of doubt, the Parent Guarantor and its subsidiaries); (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company, its Subsidiaries, the Parent or its Affiliates (including, for the avoidance of doubt, the Parent Guarantor and its subsidiaries); or (v) effectuating any other change or restructuring of the Company, its Subsidiaries, the Parent or its Affiliates (including, for the avoidance of doubt, the Parent Guarantor and its subsidiaries)  (and, in each case, to enter into agreements or stipulate to the entry of an Order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing and in the case of Actions by or with respect to any Group Company or its businesses or assets, by consenting to such Action by the Company and provided, that any such Action may, at the discretion of the Company, be conditioned upon consummation of the Merger).  Without limiting the generality of the foregoing, if an Action is threatened or instituted by any Governmental Entity or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Parent and the Merger Sub shall use their best efforts to avoid, resist, resolve or, if necessary, defend such Action and shall afford the Company a reasonable opportunity to participate therein.  The Parent shall diligently assist and cooperate with the Company in preparing and filing any and all written communications that are to be submitted to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained by any Group Company in connection with the transactions contemplated hereby, which assistance and cooperation shall include:  (i) timely furnishing to the Company all information concerning the Parent and/or its Affiliates that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval; (ii) promptly providing the Company with copies of all written communications to or from any Governmental Entity relating to any Antitrust Law; provided that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law; and provided further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”; (iii) keeping the Company reasonably informed of any communication received or given in connection with any proceeding by the Parent or the Merger Sub, in each case regarding the Merger; and (iv) permitting the Company to review and incorporate the Company’s reasonable comments in any communication given by it to any Governmental Entity or in connection with any proceeding related to the HSR Act or in connection with the Brazil Competition Law Approval, in each case regarding the Merger.  Neither the Parent nor the Merger Sub, on one hand, nor the Company, on the other hand, shall initiate, or participate in any meeting or discussion with any Governmental Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under the HSR Act or in connection with the Brazil Competition Law Approval without giving the other Party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate in such meeting or discussion.  The Parent shall be responsible for all filing fees under the HSR Act and in connection with the Brazil Competition Law Approval with respect to the transactions contemplated by this Agreement.  The Parent shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.  Subject to Article IX, if the Closing shall not have occurred on or prior to August 31, 2016 solely on account of the failure to have received the Brazil Competition Law Approval on or prior to such date, the Base Consideration shall accrue interest at the rate of five percent (5%) per annum on a daily basis from and including September 1, 2016 until the Closing Date; provided, that in the event that this Agreement is terminated in accordance with Article IX, Parent shall promptly (and in any event within two (2) Business Days of the date of such termination), pay to the Company via wire transfer of immediately available funds, cash in an amount equal to an amount equal to any such interest accrued prior to and including the date this Agreement is terminated.

6.05            Efforts to Consummate.  Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Parent and the Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VII).  The Parties acknowledge and agree that nothing contained in this Section 6.05 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Parent’s and/or the Merger Sub’s respective obligations under this Agreement.

6.06            Contact with Customers and Suppliers.  The Parent and the Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of the Agreement, it is not authorized to, and shall not (and shall not permit any of its representatives or Affiliates to) contact and communicate with the employees, customers, providers, service providers and suppliers of any Group Company without the prior consultation with and approval of the Company’s Chief Executive Officer or the Representative (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that this Section 6.06 shall not prohibit any contacts by the Parent or the Parent’s Representatives with the customers, providers, service providers and suppliers of any Group Company in the ordinary course of business unrelated to the transactions contemplated hereby.

6.07            Parent’s Solvency.  If the Parent is obtaining financing from a third party in connection with the transaction contemplated hereby, the Parent shall furnish or cause to be furnished to the Company and the Representative copies of any solvency opinions or similar materials obtained by the Parent from third parties in connection with the financing of the transactions contemplated by this Agreement, to the extent contractually permitted by the issuer of such opinion.  The Parent shall use commercially reasonable efforts to cause the firms issuing any such solvency opinions to allow the Company to rely thereon.

6.08            Employee Matters.

(a)            During the twelve (12) month period commencing at the Effective Time, the Parent shall provide, or shall cause the Surviving Company to provide, employees of the Group Companies (collectively, “Continuing Employees”), while such Continuing Employees remain in the employment of the Surviving Company and its Subsidiaries, with total compensation and employee benefits that are, in the aggregate, substantially equivalent to the total compensation and employee benefits provided to the Continuing Employees under the Company Employee Benefit Plans in which such Continuing Employees participated as of immediately prior to the Effective Time.  Without limiting the generality of the foregoing, the Parent shall provide, or shall cause the Company to provide, severance pay and benefits to any Continuing Employee whose employment is terminated other than for cause during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date on terms and in amounts no less favorable, in the aggregate, than those applicable to such Continuing Employees immediately prior to the Closing Date.

(b)            For purposes of eligibility and vesting under the benefit plans, programs, agreements and arrangements of the Parent and any of its Subsidiaries or any respective Affiliate thereof providing benefits to any Continuing Employees after the Effective Time, and in which such Continuing Employees did not participate prior to the Effective Time (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under the New Plans, each Continuing Employee shall be credited with his or her years of service with the Group Companies (or predecessor employers to the extent the Group Companies provides such past service credit) before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any analogous Company Employee Benefit Plan, except where such credit would result in a duplication of benefits.  Without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent (x) coverage under such New Plan replaces coverage under an analogous Company Employee Benefit Plan in which such Continuing Employee participated immediately before such replacement and (y) the Continuing Employee is otherwise eligible for such New Plan based on such Continuing Employee’s full-time or part-time status; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, (x) the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements and similar limitations and evidence of insurability requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Company Employee Benefit Plan and (y) the Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Employee Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.  The Parent and its Subsidiaries shall honor all accrued but unused vacation, paid-time off, personal and sick days of Continuing Employees as of the Closing Date. If requested by Parent in writing at least ten (10) Business Days prior to the Effective Time, the Company shall, and shall cause the Group Companies to, take such actions as reasonably necessary to terminate any Company Employee Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

(c)            Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, the Parent or the Surviving Company to continue any specific employee benefit plans or to continue the employment of any specific person.  The provisions of this Section 6.08(c) are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to employees prior to or following the Effective Time or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Group Companies, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.08(c)) under or by reason of any provision of this Agreement.

6.09            Release.  Effective as of the Closing, the Parent, the Merger Sub, the Company, and their respective Affiliates, successors and assigns, and each of the Group Companies and their respective Affiliates, successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges the current and former managers and directors of the Group Companies, Warburg Pincus, each holder of Company Stock and their Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from their relationship with the Company or other Group Companies prior to the Closing (it being understood and agreed that this Section 6.09 shall in no way release or otherwise discharge any claims arising out of or related to Fraud).

6.10            280G Matters.

(a)            Prior to the Effective Time, the Company shall submit to a stockholder vote (the “280G Vote”) the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that, if such vote is adopted by the Company stockholders in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code).  Such 280G Vote shall establish the “disqualified individual’s” right to the payment or other compensation.  In addition, the Company shall provide adequate disclosure (the “280G Disclosure Statement”) to Company stockholders entitled to vote under Section 280G(b)(5)(B) of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to any such “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder.

(b)            In order to satisfy the requirements of Section 6.10(a), above, the 280G Vote procedure must be in a form reasonably satisfactory to Parent, it being understood and agreed by the parties hereto that within a reasonable period (but in no event fewer than five Business Days) prior to the mailing of the 280G Vote materials, the Company shall provide Parent with a copy of (1) the calculations made pursuant to section 280G of the Code with respect to all parachute payments (including any excess parachute payments) to be made to any Person in connection with the transactions contemplated by this Agreement (and all such information as Parent may reasonably request for determining the amount of any such parachute payments) using the principles and methodologies set forth in Treas. Reg.§1.280G-1 and other applicable guidance (the “280G Calculations”), (2) the proposed 280G shareholder approval form (the “280G Consent”), (3) the proposed 280G Disclosure Statement, and (4) a waiver agreement to be executed by each of the applicable disqualified individuals (the “280G Waivers”, and together with the 280G Calculations, the 280G Consent, and the 280G Disclosure Statement, the “280G Materials”), for Parent’s review and comment and shall reasonably consider Parent’s reasonable comments with respect to the 280G Materials.

ARTICLE VII

CONDITIONS TO CLOSING

7.01            Conditions to the Parent’s and the Merger Sub’s Obligations.  The obligations of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parent and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a)            (i) The Company Fundamental Representations shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than with respect to Section 3.06(c) and other than to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than with respect to Section 3.06(c) and other than to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules)) has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(b)            The Company shall have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)            The Merger and the transactions contemplated by this Agreement shall have been approved and this Agreement shall have been adopted by the requisite affirmative vote of the Common Stockholders in accordance with the DGCL, the Organizational Documents and this Agreement (the “Stockholder Approval”);

(d)            The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated and the Brazil Competition Law Approval shall have been obtained;

(e)            No judgment, decree or order from any Governmental Entity in the United States shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f)            The Company shall have delivered to the Parent each of the following:

(i)            a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 7.01(a) and 7.01(b), as they relate to the Company, have been satisfied;

(ii)            except as otherwise specified in writing by the Parent to the Representative pursuant to Section 1.07, executed letters of the resignation of each manager, director and officer of the Company and each of its Subsidiaries in office immediately prior to the Closing as managers, directors and/or officers of such Person, effective as of the Closing, in form and substance satisfactory to the Parent;

(iii)            certified copies of resolutions of the requisite stockholders of the Company for the Stockholder Approval approving the consummation of the transactions contemplated by this Agreement (the “Written Consent”); and

(iv)            a certificate from the Company in form and substance reasonably acceptable to Parent, certifying that Company has at no time during the past five (5) years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; and

(g)            The Escrow Agreement shall have been executed and delivered by the parties thereto (other than the Parent).

If the Closing occurs, all Closing conditions set forth in this Section 7.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Parent and the Merger Sub.

7.02            Conditions to the Company’s Obligations.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company and the Representative in writing) of the following conditions as of the Closing Date:

(a)            (i) The Parent Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b)            The Parent and the Merger Sub shall have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)            The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated and the Brazil Competition Law Approval shall have been obtained;

(d)            No judgment, decree or order from any Governmental Entity shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)            The Parent shall have delivered to the Company each of the following:

(i)            a certificate of an authorized officer of the Parent and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Sections 7.02(a) and 7.02(b), as they relate to such entity, have been satisfied;

(ii)            certified copies of resolutions of the requisite holders of the voting shares of the Merger Sub approving the consummation of the transactions contemplated by this Agreement; and

(iii)            certified copies of the resolutions duly adopted by the Parent’s Board of Directors (or its equivalent governing body) and the Merger Sub’s Board of Managers authorizing the execution, delivery and performance of this Agreement;  and

(f)            The Escrow Agreement shall have been executed and delivered by the Parent and the Escrow Agent.

If the Closing occurs, all closing conditions set forth in this Section 7.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE VIII

SURVIVAL

8.01            Survival.  The Parties, intending to modify any applicable statute of limitations, agree that (a) representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing, other than in the case of Fraud.

8.02            No Prejudice to the Rights of the Parent under the Transaction Insurance Policy.  Nothing in this Article VIII shall be construed to limit the rights of the Parent and its Affiliates under the Transaction Insurance Policy in accordance with the terms thereof.  The insurer under the Transaction Insurance Policy is expressly disclaimed as a third party beneficiary of any of the Parent’s obligations hereunder.

ARTICLE IX

TERMINATION

9.01            Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of the Parent and the Company;

(b)            by the Parent if the Stockholder Approval shall not have been obtained within two (2) Business Days following the date hereof;

(c)            by the Parent, if any of the representations or warranties of the Company set forth in Article III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 7.01(a) or Section 7.01(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided that the Parent and/or the Merger Sub is not then in breach of this Agreement so as to cause the conditions to the Closing set forth in either Section 7.02(a) or Section 7.02(b) to not be satisfied;

(d)            by the Company, if any of the representations or warranties of the Parent or the Merger Sub set forth in Article IV shall not be true and correct, or if the Parent or the Merger Sub has failed to perform any covenant or agreement on the part of the Parent or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 7.02(a) or Section 7.02(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Parent or the Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause the conditions to the Closing set forth in either Section 7.01(a) or Section 7.01(b) to not be satisfied; provided further that neither a breach by the Parent of Section 4.07 nor the failure to deliver the Closing Merger Consideration or the payments contemplated by Section 2.02 at the Closing (or the date on which the Closing would have occurred but for the breach of this Agreement by the Parent and/or the Merger Sub) as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company; and

(e)            by the Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 18, 2016 (such date, the “Outside Date”); provided however that if as of the Outside Date, all conditions to this Agreement shall have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the conditions set forth in Section 7.01(d) and Section 7.02(c), the Outside Date shall be extended to November 18, 2016 and the Party seeking to terminate this Agreement pursuant to this Section 9.01(e) shall not have (provided that, if such Party is the Parent, neither the Parent nor the Merger Sub shall have) breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; provided that if any Party brings any Action pursuant to Section 12.19 to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended pursuant to Section 12.19(b).

9.02            Effect of Termination.  In the event this Agreement is terminated by either the Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the last two sentences of Section 5.02, this Section 9.02, Section 10.01, and Article XI and Article XII hereof which shall survive the termination of this Agreement (other than the provisions of Section 12.19, which shall terminate)), and there shall be no liability on the part of either the Parent, the Merger Sub, the Company, the Representative or the Securityholders to one another, except for willful breaches of this Agreement prior to the time of such termination.  For purposes of this Agreement, the failure to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall constitute a willful breach hereunder.  The Company may, on behalf of the Securityholders, petition a court to award damages in connection with a willful breach by the Parent and/or the Merger Sub of the terms and conditions set forth in this Agreement, and the Company and the Parent agree that such damages shall not be limited to reimbursement of out-of-pocket costs or expenses, and may include the benefit of the bargain lost by the Securityholders.  The Company may, additionally, on behalf of the Securityholders, enforce such award and accept damages for such breach.  No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. For clarity, the terms of the Confidentiality Agreement shall continue to survive any termination of this Agreement.

ARTICLE X

ADDITIONAL COVENANTS

10.01            Representative.

(a)            Appointment.  In addition to the other rights and authority granted to the Representative elsewhere in this Agreement, upon and by virtue of the Stockholder Approval, all of the Securityholders collectively and irrevocably constitute and appoint the Representative, as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Representative hereunder, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Securityholders and others, as contemplated by this Agreement, including receipt of payments made to the Representative under Sections 1.09 or, 1.10; (iii) payment of amounts due to the Parent pursuant to Sections 1.09 or, 1.10; (iv) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Parent pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Securityholder relative to any amounts to be received by such Securityholder under this Agreement or any agreements contemplated hereby, any claim made by the Parent or Merger Sub under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Securityholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of each such Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b)            Authorization.  Notwithstanding Section 10.01(a), in the event that the Representative is of the opinion that it requires further authorization or advice from the Securityholders on any matters concerning this Agreement, the Representative shall be entitled to seek such further authorization from the Securityholders prior to acting on their behalf.  In such event, each Securityholder shall vote in accordance with the pro rata portion of the Merger Consideration paid to such Securityholder in accordance with this Agreement and the authorization of a majority of such Persons shall be binding on all of the Securityholders and shall constitute the authorization of the Securityholders.  The appointment of the Representative is coupled with an interest and shall be irrevocable by any Securityholder in any manner or for any reason.  This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.  Alert Global Media Holdings, LLC hereby accepts its appointment as the initial Representative.

(c)            Actions by the Representative; Resignation; Vacancies.  The Representative may resign from its position as Representative at any time by written notice delivered to the Parent and the Securityholders.  If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 10.01(b) above.

(d)            No Liability.  All acts of the Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Securityholders and not of the Representative individually.  The Representative shall not have any liability for any amount owed to the Parent pursuant to this Agreement, including Sections 1.09 or 1.10.  The Representative shall not be liable to the Company, the Parent, the Merger Sub, or any other Person in his or its capacity as the Representative, for any liability of a Securityholder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Representative’s gross negligence or willful misconduct.  The Representative shall not be liable to the Securityholders, in his or its capacity as the Representative, for any liability of a Securityholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Representative’s gross negligence or willful misconduct.  The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no liability in its capacity as the Representative to the Securityholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.  The Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder, except in respect of amounts received on behalf of the Securityholders.

(e)            Indemnification; Expenses.  The Representative may use the Representative Amount to pay any fees, costs, expenses or other obligations incurred by the Representative acting in its capacity as such.  Without limiting the foregoing, each Securityholder shall, only to the extent of such Securityholder’s Pro Rata Share thereof, indemnify and defend the Representative and hold the Representative harmless against any loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Representative’s duties under this Agreement.  Any expenses or taxable income incurred by the Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Securityholders based on each such Securityholder’s Pro Rata Share.  Notwithstanding anything to the contrary in this Agreement, the Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Representative for the benefit of the Securityholders pursuant to this Agreement; provided, that neither the Parent nor the Merger Sub (i) shall be liable for any such set off or deduction or (ii) shall be deemed to have not satisfied any of its obligations contemplated by this Agreement by virtue of such set off or deduction.  Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties hereunder, the Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to the Securityholders from the Escrow Account pursuant to the terms and conditions of this Agreement and the Escrow Agreement to itself no earlier than the date such payments are actually made.  The Representative may also from time to time submit invoices to the Securityholders covering such expenses and Liabilities, which shall be paid by the Securityholders promptly following the receipt thereof based on their respective Pro Rata Share.  Upon the request of any Securityholder, the Representative shall provide such Securityholder with an accounting of all expenses and Liabilities paid by the Representative in its capacity as such.

10.02            Disclosure Schedules.  All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.  The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference.  Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the Company’s, the Parent’s or the Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by the Company, the Parent or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

10.03            Certain Tax Matters.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement, shall be paid by the Parent when due and the Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

ARTICLE XI

DEFINITIONS

11.01            Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Latest Balance Sheet; provided, that if such accounting principles, practices, procedures, policies and methods and GAAP are inconsistent, the accounting principles, practices, procedures, policies and methods used in the preparation of the Latest Balance Sheet shall control; provided, further, that Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (iii) shall follow the defined terms contained in this Agreement and (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

“Additional Merger Consideration” means, as of any date of determination, without duplication, any purchase price adjustments arising under Section 1.10 payable to the Securityholders (including, if applicable, the Escrow Excess Amount), plus the amount, if any, of the Representative Amount returned to the Securityholders by the Representative pursuant to Section 1.05.

“Affiliate” of any particular Person means any other Person, directly or indirectly, through one or more Persons, controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Base Consideration” means an amount equal to (x) $330,100,000 plus (y) any accrued interest thereon pursuant to the last sentence of Section 6.04.

“Brazil Competition Law Approval” means the competition law approval required under the Laws of Brazil in connection with the transactions contemplated hereby.

“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Cash” means, with respect to the Group Companies, as of the Reference Time (but before taking into account the consummation of the transaction contemplated hereby), all cash, cash equivalents and marketable securities held by any Group Company at such time and determined in accordance with Accounting Principles.  For avoidance of doubt, Cash shall (1) be calculated net of issued but uncleared checks and drafts written or issued by any Group Company as of the Reference Time, and (2) include checks and drafts deposited for the account of the Group Companies; provided however that Cash shall not include proceeds from the exercise of Options after the date hereof except to the the extent a Group Company actually receives cash in respect thereof.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company.

“Closing Merger Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital Amount, plus (v) the amount of Estimated Cash, minus (vi) the amount of the Estimated Transaction Expenses, minus (vii) the Escrow Amount and minus (viii) the Representative Amount.

“Closing Option Consideration” means, for each Option, the amount equal to the product obtained by multiplying (A) the amount by which the Per Share Closing Merger Consideration exceeds the exercise price of such Option and (B) the aggregate number of shares of Common Stock subject to the Option (whether vested or unvested) as of the Effective Time (rounded down to the nearest whole cent); provided however that such amount shall not exceed any specified maximum amount payable in the event of a change in control under the corresponding option agreement.

“Closing Payment Amount” means (i) the Closing Merger Consideration, less (ii) the aggregate amount of Closing Option Consideration.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including but not limited to any successor or substitute federal Tax codes or legislation.

“Common Stockholder” means a record holder of issued and outstanding Common Stock.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, and each other retirement, equity or equity-based incentive, stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, insurance, vacation, flexible benefit, cafeteria, dependent care, fringe benefit and other benefit plan, agreement, arrangement, program or policy which any of the Group Companies sponsors, maintains, participates in, contributes to or is required to contribute to, for the benefit of its current or former employees, officers, or directors, or with respect to which the Group Companies or has any material liability or contingent liability; provided, however, that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of any employee will not be considered a “Company Employee Benefit Plan” for these purposes.

“Company Equity Plan” means the AGM Acquisition Corp. Stock Option Plan.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Sections 3.03(a), (b)(i) and (c), Section 3.04, Section 3.19 and Section 3.20.

“Company Stock” means the Common Stock.

“Contract” means any legally binding written or oral agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party (including all amendments, supplements and modifications thereto), other than any Company Employee Benefit Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any person, any corporation, trade or business which, together with such person is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, National Association, or another escrow agent reasonably acceptable to Parent and the Representative.

“Final Merger Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.09, plus (iii) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.09 exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.09 is less than the Target Net Working Capital Amount, plus (v) the amount of Cash as finally determined pursuant to Section 1.09, minus (vi) the amount of the Transaction Expenses as finally determined pursuant to Section 1.09, minus (vii) the Escrow Amount and minus (viii) the Representative Amount.

“Fraud” means an act, committed by a Person, with intent to deceive another Person and requires (i) a false representation of material fact; (ii) with knowledge that, or a reckless disregard that, such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance.

“Fully Diluted Shares” means at any given time, the sum of (x) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time and (y) the number of shares of Common Stock underlying any Option (excluding any Options where the consideration already received or to be received at such time has been capped due to any specified maximum amount payable in the event of a change in control under the corresponding option agreement) that is outstanding immediately prior to the Effective Time (rounded down to the nearest whole cent).

“GAAP” means United States generally accepted accounting principles consistently applied.  With respect to the computations pursuant to Section 1.08 and Section 1.09, GAAP shall be as in effect as of the Reference Time.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries.

“Indebtedness” means, as of any particular time with respect to the Group Companies, without duplication, (i) the unpaid principal amount of and accrued interest on all indebtedness for borrowed money (excluding all intercompany indebtedness between or among the Group Companies), (ii) all obligations of the Group Companies under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Group Companies and (iii) all guarantees provided by any Group Company in respect of the indebtedness or obligations referred to in clauses (i) and (ii).  Notwithstanding the foregoing, “Indebtedness” shall not include (a) any letters of credit to the extent not drawn upon, (b) any bank guarantees, (c) non-cancellable purchase commitments, (d) surety bonds and performance bonds, (e) accounts payable or (f) any intercompany indebtedness among the Group Companies.  For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby).

“Intellectual Property” means all of the following owned or used by any Company Group, in each case, to the extent material:  (i)  patents and patent applications, including continuations, divisional, continuations-in-part, renewals and reissues, (ii) trademarks, service marks, trade dress, logos, domain names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software, and (iv)  inventions (whether patentable or unpatentable and whether or not reduced to practice) and trade secrets.

“knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge of Edward Weissberg, Ari House, Joseph Yerant, Geoffrey Fone and John Byrne as of the applicable date after due inquiry (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other requirement of any Governmental Entity.

“Liabilities” means all indebtedness, obligations, claims, demands, damages, fines, penalties, losses, interest, judgments, costs and expenses and other liabilities of any kind or nature, accrued or fixed, known or unknown, matured or unmatured, due or to become due, asserted or unasserted, including reasonable costs of investigation and defense and reasonable attorneys’ and consultants’ fees, expenses and disbursements.

“Liens” means liens, security interests, charges or encumbrances.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on (i) the business, assets, properties or financial condition of the Group Companies, taken as a whole, or (ii) the ability of the Group Companies to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect (so long as the conditions set forth in clauses (i), (ii), (iii), (v) or (viii) do not have a disproportionate effect on any Group Company):  any adverse change, effect, event, occurrence, state of facts or development solely attributable to (i) operating, business or regulatory conditions in the industry in which the Group Companies operate; (ii) general economic conditions, conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) any stoppage or shutdown of any U.S. government activity (including any default by the U.S. government or delays in payments by government agencies or delays or failures to act by any Governmental Entity); (iv) the announcement of this Agreement (including the identification of the Parent) or compliance with the terms of this Agreement, and the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows; (v) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof; (vi) actions required to be taken under applicable Laws or Contracts; (vii) the failure of any Group Company to meet or achieve the results set forth in any projection or forecast (provided, that clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (viii) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway (provided that such acts of war, sabotage or terrorism shall not be limited to those that do not have a disproportionate effect on any Group Company unless such acts target any Group Company or its employees, properties or assets); and (ix) hurricanes, earthquakes, floods or other natural disasters.

“Merger Consideration” means, collectively, the Common Stock Merger Consideration and the Option Consideration.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” has the meaning set forth on Annex I hereto.

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided, that, for the avoidance of doubt, no Party to this Agreement will be considered a Non-Recourse Party.

“Non-U.S. Entity” shall mean any Group Company that is not a “United States person” as that term is defined in Section 7701(a)(30) of the Code.

“Option” means an outstanding and unexercised stock option to purchase shares of Common Stock granted under the Company Equity Plan.

“Option Consideration” means, for each Option, the amount equal to the sum of (A) the Closing Option Consideration and (B) the product obtained by multiplying (i) the Per Share Additional Merger Consideration by (ii) the aggregate number of shares of Common Stock subject to the Option (whether vested or unvested), less applicable withholding Taxes; provided however that such amount shall not exceed any specified maximum amount payable in the event of a change in control under the corresponding option agreement.

“Optionholder Percentage” means at any given time, the amount, expressed as a percentage, equal to the quotient obtained by dividing (i) the number of shares of Common Stock underlying any Options (excluding any Options where the consideration already received or to be received at such time has been capped due to any specified maximum amount payable in the event of a change in control under the corresponding option agreement) as of immediately prior to the Effective Time by (ii) the Fully Diluted Shares.

“Organizational Documents” means the Bylaws of the Company, as amended through the date hereof, and the Certificate of Incorporation.

“Parent Fundamental Representations” means the representations and warranties of the Parent set forth in Sections 4.01, 4.02 , 4.06 and 4.09.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

“Permitted Liens” means (i) statutory liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business and consistent with past practices for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Companies’ and their Subsidiaries’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection, a current title commitment, or accurate survey of each parcel of real property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens on goods in transit incurred pursuant to documentary letters of credit; and (ix) purchase money liens and liens securing rental payments under capital lease arrangements.

“Per Share Additional Merger Consideration” means the amount equal to the quotient obtained by dividing (i) the sum of (A) the Additional Merger Consideration and (B) the amount by which the Additional Merger Consideration paid to holders of Options is reduced due to any specified maximum amount payable in the event of a change in control under any option agreement, by (ii) the Fully Diluted Shares.

“Per Share Closing Merger Consideration” means the amount equal to the quotient obtained by dividing (i) the sum of (x) the Closing Merger Consideration, (y) the product of (A) the exercise price of each Option multiplied by (B) the number of shares of Common Stock underlying each such Option, and (z) the amount by which the aggregate Closing Option Consideration is reduced due to any specified maximum amount payable in the event of a change in control under any option agreement, by (ii) the Fully Diluted Shares as of immediately prior to the Effective Time.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Pro Rata Share” means, with respect to any Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the number of issued and outstanding shares of Common Stock held by such Securityholder immediately prior to the Effective Time and (ii) the number of shares of Common Stock underlying any Options held by such Securityholder as of immediately prior to the Effective Time by (b) the Fully Diluted Shares as of immediately prior to the Effective Time.

“Reference Time” means 12:01 a.m., New York time, on the Closing Date.

“Securityholder” means a Common Stockholder or a holder of an Option.

“Spot Rate” means, in respect of any amount expressed in a currency other than the U.S. dollar, as of any date of determination, the rate of exchange of U.S. dollars for such currency appearing in the Wall Street Journal published on the Business Day immediately prior to such date of determination.

“Stockholder Percentage” means the amount, expressed as a percentage, equal to one hundred percent (100%) less the Optionholder Percentage.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Target Net Working Capital Amount” means  -$18,438,592.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, escheat, unclaimed property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Transaction Expenses” means all (i) stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments required to be made by the Company or any Subsidiary due solely to the consummation of the transactions contemplated hereby and (ii) fees and expenses of the Group Companies incurred or payable by the Group Companies as of the Effective Time and not paid prior to the Effective Time payable to professionals (including, investment bankers, attorneys, accountants and other consultants and advisors, including, Raymond James & Associates, Inc., WF&G and Intralinks, Inc.) retained by any Group Company in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. For clarity, Transaction Expenses shall not include any fees and expenses that become due and payable following the Closing as a result of any increase in the consideration paid to the Securityholders.

“Transaction Insurance Policy” means the Parent’s transaction insurance policy to be entered into in connection with the transactions contemplated hereby.

“USD Equivalent” means, in respect of any amount expressed in a currency other than the U.S. dollar, the corresponding amount in U.S. dollars resulting from multiplying such amount in the applicable currency by the Spot Rate.

“Warburg Pincus” means Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P., together with any successors and affiliated funds.

11.02            Other Definitional Provisions.

(a)            Accounting Terms.  Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b)            Successor Laws.  Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

11.03            Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

280G Calculations	6.10(b)
280G Consent	6.10(b)
280G Disclosure Statement	6.10(a)
280G Materials	6.10(b)
280G Vote	6.10(a)
280G Waivers	6.10(b)
Acquisition Transaction	5.04
Action	3.11
Agreement	Preface
Certificate of Merger	1.01(b)
Closing	2.01
Closing Balance Sheet	1.09
Closing Date	2.01
Closing Statement	1.09
Common Stock	3.04
Common Stock Merger Consideration	1.02(a)
Company	Preface
Confidentiality Agreement	5.02
Continuing Employees	6.08(a)
Current Policies	6.03(b)
D&O Indemnified Party	6.03(a)
DGCL	1.01(a)
Direct Payment Amount	1.04
Disclosure Schedules	10.02
Dispute Resolution Arbiter	1.09
Dissenting Share	1.12
Dissenting Stockholder	1.12
Effective Time	1.01(b)
Environmental and Safety Requirements	3.16(a)
Escrow Account	1.11
Escrow Agreement	1.11
Escrow Amount	1.11
Escrow Excess Amount	1.10(b)
Estimated Cash	1.08
Estimated Closing Statement	1.08
Estimated Indebtedness	1.08
Estimated Net Working Capital	1.08
Estimated Transaction Expenses	1.08
Excluded Shares	1.02(b)
FCPA	3.15(b)
Financial Statements	3.05
HSR Act	3.12

Term	Section No.

Latest Balance Sheet	3.05
Leased Real Property	3.07
Letter of Transmittal	1.04
Material Contracts	3.09(b)
Merger	1.01(a)
Merger Sub	Preface
New Plans	6.08(b)
Objections Statement	1.09
Order	3.11
Outside Date	9.01(e)
Parent	Preface
Parent Guarantor	Preface
Parent Guaranty	12.22(a)
Parent Obligations	12.22(a)
Parent’s Representatives	5.02
Parties	Preface
Permits	3.15(a)
Real Property Leases	3.07
Representative	Preface
Representative Amount	1.05
Schedule	10.02
Stockholder Approval	7.01(c)
Shortfall Amount	1.10(b)
Surviving Company	1.01(a)
WF&G	12.20
Written Consent	7.01(f)

ARTICLE XII

MISCELLANEOUS

12.01            Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any Party without the joint approval of the Parent and the Representative, unless required by Law (in the reasonable opinion of counsel) in which case the Parent and the Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication; provided, however, without the consent of Parent or the Representative, Warburg Pincus may provide general information about the subject matter of this Agreement in connection with fund raising, marketing, informational or reporting activities; and provided, further, however, a Party may issue a press release or public announcement related to this Agreement or the transactions contemplated herein that does not disclose the material terms thereof (other than transaction value) after the Closing without the consent of the other Party.

12.02            Expenses.  Except as otherwise expressly provided herein, each of the Company, the Securityholders, the Parent, the Merger Sub and the Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

12.03            Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via telecopy (or other facsimile device) to the number set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

Notices to the Parent, Surviving Company and/or the Merger Sub:

DeVry/Becker Educational Development Corp.
3005 Highland Parkway
Downers Grove, Illinois 60515-5799
Attn:                          John P. Roselli
Facsimile No.:   (630) 353-3981
Attn:                          Robert P. Sieland
                           Gregory S. Davis
Facsimile No.:    (630) 515-4555

with a copy to (which shall not constitute notice):

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attn:                            John R. Sagan
                            William R. Kucera
Facsimile No.:      (312) 706-8138

Notices to the Representative:

c/o Warburg Pincus LLC
450 Lexington Avenue
New York, New York 10017
Attn:  Brian Chang
Facsimile No.:  (212) 878-0600

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019
Attention:                    Morgan D. Elwyn
Manuel A. Miranda
Facsimile:                      (212) 728-8111

Notices to the Company:

AGM Acquisition Corp.
Brickell City Tower
80 Southwest 8th Street
Suite 2350
Miami, Florida 33130
Attn:  Ted Weissberg
Facsimile: (305) 373-7788

with copies to (before the Closing) (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019
Attention:                     Morgan D. Elwyn
Manuel A. Miranda
Facsimile:                      (212) 728-8111

12.04            Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Parent, the Merger Sub or the Representative without the prior written consent of the non-assigning Parties.

12.05            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.06            References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  All references to days (excluding Business Days) or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.07            Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or  lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08            Amendment and Waiver.  Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by the Parent, the Company (or the Surviving Company following the Closing) and the Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that after the receipt of the Stockholder Approval, no amendment to this Agreement shall be made which by Law requires further approval by the stockholders of the Company without such further approval by such stockholders.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09            Complete Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement) and other documents executed in connection herewith or at the Closing contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to such subject matter in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

12.10            Third Party Beneficiaries.  Certain provisions of this Agreement are intended for the benefit of the Securityholders and shall be enforceable by the Representative on behalf of the Securityholders; provided, that no Securityholder shall have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions shall be taken solely by the Representative on behalf of the Securityholders as provided in Section 10.01 hereof. In addition, (a) the Representative shall have the right, but not the obligation, to enforce any rights of the Company or the Securityholders under this Agreement, (b) Warburg Pincus shall have the right to enforce its rights under Sections 12.01, (c) the former directors and officers of the Company shall have the right to enforce their respective rights under Section 6.03, and (d) WF&G shall have the right to enforce its rights under Section 12.20.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.11            Waiver of Trial by Jury.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12            Parent Deliveries.  The Parent agrees and acknowledges that all documents or other items delivered or made available to the Parent’s Representatives shall be deemed to be delivered or made available, as the case may be, to the Parent for all purposes hereunder.

12.13            Delivery by Facsimile or Email.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties.  No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of the Company, Parent, Merger Sub and Representative.

12.14            Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

12.15            Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.16            Jurisdiction.  Any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided, that if the Delaware Court of Chancery does not have jurisdiction, any such suit, Action or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

12.17            Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

12.18            No Recourse.  Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action, suit or claim for breach of this Agreement may only be made against, the Parties to this agreement, and no Non-Recourse Party of a Party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein (it being understood and agreed that nothing in this Agreement or otherwise shall in any way release or otherwise preclude a claim by a Party brought against a Non-Recourse Party (a) that arises out of or is related to Fraud, (b) in connection with a breach of any definitive agreement executed by such Non-Recourse Party in connection with this Agreement or any of the transactions contemplated herein or (c) in connection with a breach of any employment agreement or related agreement executed by such Non-Recourse Party).

12.19            Specific Performance.

(a)            Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the other Party may have no adequate remedy at Law.  Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting Section 12.19(b) or (c) below (if applicable), such other Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).  Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b)            Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause the Parent and/or the Merger Sub to effect the Closing in accordance with Section 2.01, if all conditions in Section 7.01 have been satisfied or waived (other than those to be satisfied at the Closing itself, each of which is capable of being, and is, satisfied or waived upon the Closing) at the time when the Closing would have occurred pursuant to the terms hereof and remain satisfied or waived.

(c)            To the extent any Party brings any Action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action, claim, complaint or other proceeding.

12.20            Waiver of Conflicts.  Recognizing that Willkie Farr & Gallagher LLP (“WF&G”) has acted as legal counsel to certain of the Securityholders (including Cardinal LLC and its Affiliates) and the Company, its Affiliates and the Group Companies prior to the Closing, and that WF&G intends to act as legal counsel to certain of the Securityholders (including Cardinal LLC and its Affiliates) after the Closing, each of the Parent and the Surviving Company (including on behalf of the Group Companies) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with WF&G representing any of the Securityholders (including Cardinal LLC and its Affiliates) and/or its Affiliates after the Closing as such representation may relate to the Parent, any Group Company or the transactions contemplated herein.  In addition, all communications involving attorney-client confidences between any Securityholders (including Cardinal LLC and its Affiliates) and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Securityholders and their Affiliates (and not the Group Companies or the Surviving Company).  Accordingly, the Group Companies  and the Surviving Company shall not have access to any such communications, or to the files of WF&G relating to such engagement, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, upon and after the Closing, (i) the applicable Securityholders and their Affiliates (and not the Group Companies or the Surviving Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies or the Surviving Company shall be a holder thereof, (ii) to the extent that files of WF&G in respect of such engagement constitute property of the client, only the applicable Securityholders and their Affiliates (and not the Group Companies or the Surviving Company) shall hold such property rights and (iii) WF&G shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies or the Surviving Company by reason of any attorney-client relationship between WF&G and any of the Group Companies or otherwise.  Notwithstanding the foregoing, in the event that a dispute arises between the Parent, the Surviving Company or any of the Group Companies and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Company (including on behalf of the Group Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications by WF&G to such third party; provided, however, that neither the Surviving Company nor any of the Group Companies may waive such privilege without the prior written consent of the Representative, on behalf of the Securityholders.

12.21            USD Equivalent.  To the extent computation of any amounts contemplated by this Agreement (including the Merger Consideration, the Final Merger Consideration and any of the thresholds or other amounts contemplated by Article VIII) include a currency other than U.S. dollars, such amounts shall be converted to U.S. dollars using the USD Equivalent; provided, however, that when determining the Final Merger Consideration and any pre-closing or post-closing computations thereof for purposes of Section 1.10, the USD Equivalent shall be determined using the Spot Rate on the Closing Date.

12.22            Parent Guaranty.

(a)            The Parent Guarantor hereby irrevocably and unconditionally guarantees to the timely and full performance and discharge by the Parent of and the compliance of the Parent with all of the Parent’s covenants, agreements and obligations hereunder, subject to the other terms and conditions of this Agreement, including, without limitation, (i)  the payment of the Closing Payment Amount set forth in the Estimated Closing Statement, less the Direct Payment Amount, at the Closing in accordance with Section 2.02(b) and any payment if the Final Merger Consideration is greater than the Closing Merger Consideration in accordance with Section 1.10(a), and (ii) any damages, including expense reimbursement, which Parent may be obligated to pay to the Company in the event of a breach by Parent of any of its representations, warranties, covenants, agreements and/or obligations hereunder (collectively, the “Parent Obligations” and such guaranty, the “Parent Guaranty”).  Notwithstanding anything to the contrary contained in this Agreement, the Parent Guarantor is a party to this Agreement solely with respect to this Section 12.22 and shall have no other obligations or liabilities pursuant to this Agreement.

(b)            The Parent Guaranty is a continuing guarantee which will remain in force until all of the Parent Obligations under this Agreement have been fulfilled, notwithstanding any change, restructuring, bankruptcy, insolvency or termination of the corporate structure or existence of the Parent or the Parent Guarantor.

(c)            The Parent Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute, irrevocable and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of this Agreement or any ancillary agreement, any failure to enforce the provisions of this Agreement or any ancillary agreement, or any waiver, modification, consent or indulgence granted with respect thereto by the Company, the recovery of any judgment against Parent or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor.  The Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of Parent, any right to require a proceeding first against Parent, protest or notice with respect to any obligations guaranteed pursuant to this Section 12.22 and all demands whatsoever, and covenants that the Parent Obligations under this Section 12.22 will not be discharged except by payment in full of all Parent Obligations guaranteed pursuant to this Section 12.22.

(d)            The guarantees in this Section 12.22 shall continue to be effective or be reinstated, as the case may be, if at any time payment of any obligations guaranteed pursuant to this Section 12.22, in whole or in part, is rescinded or must otherwise be restored to Parent or the Parent Guarantor upon the bankruptcy, liquidation or reorganization of Parent or otherwise.

(e)            The Parent Guarantor shall be subrogated to all rights of the Company against Parent in respect of any amounts paid to the Company by the Parent Guarantor pursuant to the provisions of this Section 12.22; provided, however, that the Parent Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the obligations guaranteed pursuant to this Section 12.22, when and as the same shall become due and payable according to the terms of this Agreement or any ancillary agreement shall have been paid in full.

(f)            The Parent Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.  There is no pending, or to the knowledge of the Parent Guarantor, threatened, action for the dissolution, liquidation or insolvency of the Parent Guarantor.

(g)            The execution, delivery and performance of this Agreement by the Parent Guarantor have been duly and validly authorized by all requisite corporate action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by the Parent Guarantor and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of the Parent Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(h)            The Parent Guarantor is not subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Order, which would be breached or violated in any material respect by the Parent Guarantors execution, delivery or performance of this Agreement.

(i)            The Parent Guarantor is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Parent Guarantor in connection with its execution, delivery and performance of this Agreement.

(j)            The Parent Guarantor has, and will have available to it at the Closing, the financial capability necessary and sufficient to satisfy its obligations contemplated by this Agreement.

*      *      *      *

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	AGM ACQUISITION CORP.
By:
Its:

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Parent:	DEVRY/BECKER EDUCATIONAL DEVELOPMENT CORP.
By:
Its:

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Merger Sub:	CARDINAL ACQUISITION MERGER SUB, INC.
By:
Its:

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Representative:	ALERT GLOBAL MEDIA HOLDINGS, LLC, solely in its capacity as the Representative
By:

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Parent Guarantor:	DEVRY EDUCATION GROUP INC., solely with respect to Section 12.22
By:
Its: